Exhibit 99.1

1440 Davey Road Woodridge, IL 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

FOR IMMEDIATE RELEASE	Company Contact: Joe Camp 630-754-4352
AUGUST 8, 2007	Media Contact: Melanie Nimrodi, Financial Relations Board, 312-546-3508 Investors Contact: Kathy Price, Financial Relations Board, 213-486-6547

Advanced Life Sciences Announces Second Quarter 2007 Financial Results

CHICAGO, IL, August 8, 2007/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS), a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation, today announced its financial results for the second quarter ended June 30, 2007.

The net loss for the three months ended June 30, 2007 was $10.6 million or ($0.37) per share compared to $4.6 million or ($0.16) per share for the three months ended June 30, 2006.  The higher net loss reflects increased development expenses related to regulatory and manufacturing initiatives for cethromycin, as well as ongoing costs related to the clinical trials of the drug.

“The goal of our two pivotal Phase III clinical trials of cethromycin has been to support regulatory approval.  In late June, we announced positive results from Trial CL-06, the first of the two Phase III studies designed to assess the safety and efficacy of cethromycin for the treatment of community acquired pneumonia (CAP).  In that study, cethromycin not only achieved its primary and secondary efficacy endpoints compared to Biaxin® (clarithromycin), but it also demonstrated a favorable safety profile as expected with the incidence of adverse events not being statistically different between cethromycin and Biaxin,” said Michael T. Flavin, Ph.D., chairman and chief executive officer of Advanced Life Sciences.

“We believe the strong clinical cure rates and safety profile achieved in Trial CL-06 validate our dosing strategy, as well as endorse our current regulatory and commercial partnering pathway,” continued Dr. Flavin. “To date we have enrolled more than 1,000 patients in the two studies and have surpassed our enrollment target of 500 patients for Trial CL-05, the second pivotal Phase III trial.  We eagerly anticipate the results from that study and will report the data as soon as it is compiled and confirmed by the independent CRO.  Based on the latest information we have received from our CRO, a comprehensive release of top-line data is expected to occur in the Fall.”

Dr. Flavin concluded, “An estimated 5.6 million cases of CAP occur annually in the U.S., resulting in an estimated total annual spend of $2 billion for prescribed antibiotics. With rates of penicillin and macrolide resistance currently approaching 60% and 40%, respectively, there is a critical need for new antibiotics that can overcome resistance and ultimately replace the macrolides as front-line therapies.  We believe that cethromycin, if approved, would address this growing need.  Therefore, we continue to advance it towards NDA submission.”

The company ended the second quarter of 2007 with cash totaling $13.5 million.

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Operating Expense Analysis

•                  Research and development expenses were $8.8 million for the three months ended June 30, 2007 compared to $3.6 million for the three months ended June 30, 2006.  This increase was the result of additional development expenses associated with the Phase III clinical trials and NDA-related expenses for cethromycin.

•                  Selling, general and administrative expenses were $1.8 million in the second quarter of 2007 compared to $1.3 million for the same period in 2006.   This increase was due primarily to the development of medical education programs, higher compensation costs for existing personnel and increased costs associated with Sarbanes-Oxley compliance.

Second Quarter Achievements

•                  Released positive data from Trial CL-06, the first of two pivotal Phase III clinical trials for the use of cethromycin in CAP, which met primary and secondary endpoints as guided by the FDA;

•                  Progressed negotiations with multiple prospective partners regarding the commercial development of cethromycin as a treatment for CAP;

•                  Released positive data from non-human primate study for inhalation anthrax indication, which demonstrated that cethromycin was 100% protective against a lethal dose of inhaled anthrax as compared to the standard of care, Cipro® (ciprofloxacin), which demonstrated 90% protection;

•                  Completed API manufacturing and initiated stability testing to satisfy FDA’s CMC requirements for the upcoming cethromycin NDA submission;

•                  Advanced development of ALS-357 with clinical materials manufactured and placed on stability for the melanoma program; and

•                  Formed National Advisory Board for Cethromycin consisting of 10 thought leaders in the area of respiratory tract infections and antibiotic therapies.

Business Outlook for the Second Half 2007

•                  Release data from Trial CL-05, the second of two pivotal Phase III clinical trials for the use of cethromycin in CAP;

•                  Advance negotiations with potential commercial partners for cethromycin;

•                  Present 11 posters on cethromycin at The American Society for Microbiology’s 47th Annual Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) in Chicago – September 17 - 20 and the 45th Annual Meeting of the Infectious Disease Society of America (IDSA) in San Diego – October 4 – 7;

•                  Host satellite symposium on current treatment options for drug-resistant CAP at the ICAAC Conference;

•                  Conduct further NDA submission activities and pre-launch medical education programs relating to cethromycin as a treatment for CAP;

•                  Finalize and initiate clinical sites for the Phase I/II study of ALS-357 as a treatment for melanoma;

•                  Expand collaborations with the National Institute of Allergy and Infectious Diseases (NIAID) and The U.S. Army Medical Research Institute for Infectious Diseases (USAMRIID) to explore cethromycin’s activity against high-priority bioterror agents for its use as a broad spectrum countermeasure; and

•                  Establish and convene additional meetings with the National Advisory Board for Cethromycin.

Financial Guidance for the Second Half of 2007

Advanced Life Sciences expects its third quarter 2007 cash requirements to fall in the range of $ 6.5 million and $ 7.5 million leaving a cash balance of $6.0 to $7.0 million as of September 30, 2007.  We believe that this cash balance will be sufficient to allow us to progress through the period in which we report comprehensive top-line data from our Phase III cethromycin program in the Fall.  To fund ongoing operations, the Company intends to raise additional capital in the fourth quarter of 2007 through a commercial partnership and/or the sale of equity, if available at terms acceptable to us, which cannot be assured.

Conference Call Details

Advanced Life Sciences will host a conference call and live webcast at 10:00 a.m. Eastern Time on Thursday, August 9, 2007 to discuss the company’s second quarter financial results.

The conference call will be webcast simultaneously over the Internet.  Please visit the Investor Relations section of Advanced Life Sciences’ corporate website www.advancedlifesciences.com.  Alternatively, callers may participate in the conference call by dialing 888-873-4896 (domestic) or 617-213-8850 (international).  The passcode for the conference call is 16007877.  A telephone replay of the call will also be available for 48 hours.  Callers may access the telephone replay by dialing (domestic) 888-286-8010 or 617-801-6888 (international), passcode 88970844.

About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation.  The company’s lead candidate, cethromycin, is a novel once-a-day antibiotic in late-stage clinical development for the treatment of respiratory tract infections.

About Cethromycin

Advanced Life Sciences is developing cethromycin, a novel once-a-day antibiotic in response to the emerging bacterial resistance observed in the treatment of community acquired pneumonia (CAP).  Cethromycin has been tested in approximately 5,000 human subjects during clinical trials.

The company is currently conducting pivotal Phase III clinical trials of cethromycin for the treatment of mild-to-moderate CAP.  Advanced Life Sciences believes that cethromycin, if approved, would build upon the growing market opportunity in the antibiotic marketplace and address the critical need for antibiotics that overcome bacterial resistance.

Forward-Looking Statements

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Except for historical information, the statements made in this press release are forward-looking statements about Advanced Life Sciences Holdings, Inc., including statements regarding the clinical trials and regulatory pathway of cethromycin.  Forward-looking statements represent our management’s judgment regarding future events and are accurate at the time they are made.  The Company does not undertake any obligations to update any forward-looking statements whether as a result of new information, future events or otherwise.

Our actual results could differ materially from those discussed herein due to several factors including the success and timing of our clinical trials and our ability to obtain and maintain  regulatory approval and labeling of our product candidates; our plans to develop and commercialize our product candidates; the loss of key scientific or management personnel; the size and growth of potential markets for our product candidates and our ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of our estimates regarding expenses, capital requirements, and our ability to access capital through partnerships, stock offerings and future revenues; our ability to obtain and maintain intellectual property protection for our product candidates; the successful development of our sales and marketing capabilities; the success of competing drugs that become available; and the performance of third party collaborators and manufacturers.  These and additional risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

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ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2007	2006

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$13,450,776	$27,054,947
Prepaid insurance	64,956	380,083
Prepaid clinical trial expenses	2,266,799	2,364,512
Other prepaid expenses and deposits	332,020	273,572

Total current assets	16,114,551	30,073,114

PROPERTY AND EQUIPMENT:
Furniture and fixtures	221,417	250,308
Laboratory equipment	159,186	142,928
Computer software and equipment	236,781	231,022
Leasehold improvements	177,253	182,839

Total property and equipment–at cost	794,637	807,097

Less accumulated depreciation	(440,365)	(398,486)

Property and equipment–net	354,272	408,611

OTHER LONG-TERM ASSETS:
Deferred financing costs	13,251	26,502
Other assets	1,452	1,452

Total other long-term assets	14,703	27,954

TOTAL ASSETS	$16,483,526	$30,509,679

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,044,335	$1,011,396
Accrued clinical trial expenses	4,793,241	1,410,894
Other accrued expenses	387,822	226,881
Accrued interest payable	12,917	22,756
Short-term lease payable	11,976	19,437
Short-term grant payable	476,708	476,708
Short-term notes payable - related party	2,000,000	2,000,000
Short-term notes payable - net of $5,633 debt discount	3,909,367	—

Total current liabilities	15,636,366	5,168,072

Long-term lease payable	16,583	20,076
Long-term grant payable	23,292	23,292
Notes payable - net of $11,266 debt discount	—	3,903,734

Total liabilities	15,676,241	9,115,174

COMMITMENTS AND CONTINGENCIES:
Minority Interest	—	—

STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value–60,000,000 shares authorized; June 30, 2007 28,294,677 issued and outstanding; December 31, 2006 28,282,677 shares issued and outstanding;	282,947	282,827
Additional paid-in capital	88,738,121	88,370,853
Deficit accumulated during the development stage	(88,213,783)	(67,259,175)

Total stockholders’ equity	807,285	21,394,505

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,483,526	$30,509,679

See notes to unaudited condensed consolidated financial statements.

ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

					Period From
					Inception
					(January 1, 1999)
	Three months ended June 30,		Six months ended June 30,		Through
	2007	2006	2007	2006	June 30, 2007

Revenue:
Management fees	$—	$—	$—	$—	$1,161,180
Grants	—	—	—	35,127	1,035,571
Royalty–related party	—	—	—	—	45,238

Total revenue	—	—	—	35,127	2,241,989

Expenses:
Research and development	8,833,078	3,579,038	17,883,990	5,839,416	67,019,339
Contracted research and development–related party	—	—	—	—	7,980,299
Selling, general and administrative	1,810,249	1,338,842	3,358,412	2,488,012	16,450,925

Total expenses	10,643,327	4,917,880	21,242,402	8,327,428	91,450,563

Loss from operations	(10,643,327)	(4,917,880)	(21,242,402)	(8,292,301)	(89,208,574)

Other (income) expense:
Interest Income	(214,495)	(520,100)	(521,064)	(800,958)	(2,445,196)
Interest expense	116,836	128,007	233,270	272,877	2,389,457
Gain on sale of interest in Sarawak Medichem Pharmaceuticals joint venture	—	—	—	—	(939,052)

Net other income	(97,659)	(392,093)	(287,794)	(528,081)	(994,791)

Net loss	(10,545,668)	(4,525,787)	(20,954,608)	(7,764,220)	(88,213,783)

Less accumulated preferred dividends for the period	43,750	43,750	87,500	87,500	1,407,292

Net loss available to common shareholders	$(10,589,418)	$(4,569,537)	$(21,042,108)	$(7,851,720)	$(89,621,075)

Basic and diluted net loss per share available to common shareholders	$(0.37)	$(0.16)	$(0.74)	$(0.32)

Weighted average number common shares
outstanding- basic and diluted	28,294,380	28,252,354	28,290,865	24,790,486

See notes to unaudited condensed consolidated financial statements.